RESTRICTED STOCK AGREEMENT
UNDER
JACK HENRY & ASSOCIATES, INC. RESTRICTED STOCK PLAN

THIS AGREEMENT, made as of the 18th day of November, 2013 by and between Jack Henry & Associates, Inc., a Delaware corporation (hereinafter called the "Company"), and ________________ (hereinafter called the "Awardee");
WITNESSETH THAT:
WHEREAS, the Board of Directors of the Company ("Board") has adopted the Jack Henry & Associates, Inc. Restricted Stock Plan (“Plan”) pursuant to which restricted stock of the Company may be granted to employees and directors of the Company; and
WHEREAS, the Company desires to make a restricted stock award to the Awardee for _________________(_____) shares of its Common Stock (“Award”) under the terms hereinafter set forth;
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:
1.    Award Subject to Plan. This Award is made under and is expressly subject to all the terms and provisions of the Plan, a copy of which Awardee acknowledges has been given to Awardee, and which terms are incorporated herein by reference. Awardee agrees to be bound by all the terms and provisions of the Plan. Terms not defined herein shall have the meaning ascribed thereto in the Plan.
2.    Grant of Award. Pursuant to action of the of the Board of Directors, which action was taken on November 13, 2013 with the intention that it be effective November 18, 2013 ("Date of Award"), the Company awards to the Awardee ______________(____) shares of the common stock of the Company, par value $.01 per share (“Common Stock”); provided, however, that the shares hereby awarded (the “Restricted Stock”) are nontransferable and subject to the risk of forfeiture by the Awardee until vested as set forth in Section 3 below.
3.    Vesting. For purposes of this Agreement, the Awardee's “Vesting Date” shall be the earlier of (1) the day before the Company’s 2014 Annual Meeting of the Stockholders or (2) November 18, 2014. During the period ending on the Vesting Date, as defined below, all Restricted Stock granted hereby will be subject to the risk of forfeiture and be nontransferable by the Awardee. If the Awardee’s directorship is terminated before the Vesting Date, except as provided in this Section 3 and in Section 4 below, the Awardee shall forfeit all the Restricted Stock. Provided the Restricted Stock has not been forfeited, upon the first to occur of the Vesting Date or a Change in Control (as defined in the Plan) the Restricted Stock shall become fully vested, nonforfeitable and immediately free of restrictions.

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4.     Forfeiture Upon Termination; Death or Incapacity of the Awardee. If before the first to occur of the Vesting Date or a Change in Control, the Awardee's directorship terminates for any reason other than the Awardee's death or Incapacity as provided in this Section 4, the Awardee shall immediately forfeit all unvested Restricted Stock at the time of such termination. For purposes of this Agreement, termination of directorship shall mean any voluntary or involuntary termination of the service of the Awardee as a director of the Company, whether due to resignation, removal or failure to gain re-election, with or without cause, including retirement of the Awardee. Upon the death or Incapacity of the Awardee, all unvested Restricted Stock then held by the Awardee shall immediately become vested and free of all restrictions.
5.    Restriction on Dividends and Voting; Legend. Until the Restricted Stock granted hereby are fully vested, the Restricted Stock shall not be eligible for dividends declared with respect to the unrestricted Common Stock of the Company and the Awardee shall not receive any dividends on such shares. The Awardee will not be able to exercise any voting rights with respect to the Restricted Stock until the Restricted Stock is fully vested. While the Restricted Stock are nontransferable and subject to the risk of forfeiture, the Restricted Stock shall bear a legend indicating such nontransferability in such form as determined appropriate by the Board.
6.    Administration. This Award has been made pursuant to a determination made by the Board, or a committee authorized by the Board, subject to the express terms of this Agreement, and the Board or such committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Awardee by the express terms hereof.
7.    No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company, the board of directors or the stockholders of the Company otherwise would have to terminate the directorship of the Awardee.
8.     Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Awardee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Awardee has signed this Agreement to evidence the Awardee’s acceptance of the terms hereof, all as of the date first above written.

JACK HENRY & ASSOCIATES, INC.

By:______________________________

Title: CFO/Treasurer

AWARDEE

__________________________________

Name: _________________

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